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                                                                       EXHIBIT 8

                                SIDLEY & AUSTIN
                                875 Third Avenue
                            New York, New York 10022

                               December 30, 1996

Conseco, Inc.
11825 North Pennsylvania Street
Carmel, Indiana 46032

Ladies and Gentlemen:

    We refer to the Plan of Merger adopted as of August 26, 1996 (the "Merger Agreement") by and between Conseco, Inc., an Indiana corporation ("Conseco"), and CIHC, Incorporated, a Delaware corporation ("CIHC"), which provides for the merger (the "Merger") of Bankers Life Holding Corporation, a Delaware corporation (the "Company"), with and into CIHC on the terms and subject to the conditions therein set forth. Capitalized terms not defined herein have the meanings specified in the Merger Agreement.

    As provided in the Merger Agreement, at the Effective Time, by reason of the
Merger: (i) each share of common stock, $.001 par value, of the Company (the "Shares") issued and outstanding immediately prior to the Effective Time (other than Shares held as treasury shares by the Company, Shares owned by CIHC and Shares in respect of which dissenters' rights are properly executed) shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into a right to receive a fraction of a validly issued, fully paid and nonassessable share of common stock, without par value, of Conseco ("Conseco Common Stock"), with cash paid in lieu of fractional shares of Conseco Common Stock; (ii) each Share issued and outstanding immediately prior to the Effective Time which is then held as a treasury share by the Company immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of the Company, be canceled and retired and cease to exist, without any conversion thereof; and (iii) each Share issued and outstanding immediately prior to the Effective Time which is then owned by CIHC immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of CIHC or the Company, be canceled and retired and cease to exist, without any conversion thereof. Accordingly, immediately following the Merger, the former non-dissenting holders of Shares, other than CIHC, will hold Conseco Common Stock issued in the Merger (and cash in lieu of any fractional shares of Conseco Common Stock) and CIHC, as the surviving corporation, will remain a wholly owned subsidiary of Conseco. The Merger and the Merger Agreement are more fully described in Conseco's Registration Statement on Form S-4 (the "Registration Statement") relating to the registration of shares of Conseco Common Stock, which was filed by Conseco on December 17, 1996 with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended. The Registration Statement includes the Prospectus (the "Prospectus") of Conseco.

    In rendering the opinions expressed below, we have relied upon the accuracy of the facts, information and representations and the completeness of the covenants contained in the Merger Agreement, the Prospectus and such other documents as we have deemed relevant and necessary. Such opinions are conditioned, among other things, not only upon such accuracy and completeness as of the date hereof, but also the continuing accuracy and completeness thereof as of the Effective Time. Moreover, we have assumed the absence of any change to any of such documents between the date hereof and the Effective Time.

    We have assumed the authenticity of all documents submitted to us as originals, the genuineness of all signatures, the legal capacity of all natural persons and the conformity with original documents of all
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copies submitted to us for our examination. We have also assumed: (i) that the transactions related to the Merger or contemplated by the Merger Agreement will be consummated (a) in accordance with the Merger Agreement and (b) as described in the Prospectus; (ii) that the Merger will qualify as a statutory merger under the laws of the State of Delaware; and (iii) the accuracy as of the date hereof, and the continuing accuracy as of the Effective Time, of the written statements made by executives of Conseco and the Company contained in the Conseco Tax Certificate and the Company Tax Certificate, respectively.

    In rendering the opinions expressed below, we have considered the applicable provisions of the Internal Revenue Code of 1986, as amended (the "Code"), regulations promulgated thereunder by the United States Treasury Department (the "Regulations"), pertinent judicial authorities, rulings of the Internal Revenue Service and such other authorities as we have considered relevant. It should be noted that the Code, the Regulations and such judicial decisions, administrative interpretations and other authorities are subject to change any time and, in some circumstances, with retroactive effect, and any such change could affect the opinions stated herein.

    Based upon and subject to the foregoing, it is our opinion, as counsel for Conseco, that:

        (1) The Merger will constitute a "reorganization" within the meaning of
    Section 368(a) of the Code, and Conseco, CIHC and the Company will each be a party to such reorganization within the meaning of Section 368(b) of the Code.

        (2) No gain or loss will be recognized by the Company as a result of the Merger.

        (3) No gain or loss will be recognized by the non-dissenting stockholders of the Company upon the conversion of their Shares into shares of Conseco Common Stock pursuant to the Merger (except with respect to cash paid in lieu of a fractional share of Conseco Common Stock).

        (4) The aggregate tax basis of the shares of Conseco Common Stock received upon the conversion of Shares pursuant to the Merger (including any fractional share of Conseco Common Stock for which cash is paid) will be the same as the aggregate tax basis of such Shares.

        (5) The holding period for the shares of Conseco Common Stock received upon the conversion of Shares pursuant to the Merger will include the holding period for such Shares, provided such Shares were held as capital assets by the holder thereof at the Effective Time.

        (6) Any holder of Shares who receives cash in lieu of a fractional share of Conseco Common Stock will recognize gain or loss equal to the difference, if any, between such holder's basis in such fractional share (determined as provided in paragraph 4) and the amount of cash so received.

    Except as expressly set forth in paragraphs 1 through 6, inclusive, you have not requested, and we do not herein express, any opinion concerning the tax consequences of, or any other matters related to, the Merger.

    We assume no obligation to update or supplement this letter to reflect any facts or circumstances which may hereafter come to our attention with respect to the opinions expressed above, including any changes in applicable law which may hereafter occur.

    We hereby consent to the filing of this letter as an Exhibit to the Registration Statement and to all references to our Firm included in or made a part of the Registration Statement.

                                          Very truly yours,

                                          /s/ SIDLEY & AUSTIN
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                                          Sidley & Austin